Exhibit 5.1

              [letterhead of Tulchinsky Stern Marciano Cohen & Co.]




September 16, 2008

Teva Pharmaceutical Industries Limited
5 Basel Street
Petach Tikvah 49131
Israel

Ladies and Gentlemen:

We have acted as Israeli counsel for Teva Pharmaceutical Industries Limited, an Israeli corporation (the "Company"), and were asked to give our opinion in connection with the Teva Pharmaceutical Industries Limited 2008 Employee Stock Purchase Plan for U.S. Employees (the "Plan"). The Company is filing a registration statement on Form S-8 (the "Registration Statement") with the United States Securities and Exchange Commission to register the offering and sale of up to 3,500,000 ordinary shares, par value NIS 0.1 per share, of the Company, to be issued under the Plan. The ordinary shares available for issuance under the Plan (the "Shares") may be represented by the Company's American Depositary Shares ("ADSs") under the Amended and Restated Deposit Agreement, as amended, dated as of January 11, 2008 (the "Deposit Agreement"), among the Company, The Bank of New York, as depositary, and the holders from time to time of the Company's ADSs. The Shares being registered are issuable in accordance with the terms of the Plan to certain employees of the Company or its affiliates in connection with the purchase of ADSs pursuant to the Plan.

We have been informed by the Company that the Shares that will be issued under the Plan will be either newly issued shares of the Company ("Newly Issued Shares") or Shares purchased by the Company or its subsidiaries in the open market or from a subsidiary of the Company (the "Issued and Outstanding Shares"), subject to applicable law and the terms of the Plan.

We have received from the Company, and have examined, the Plan, the relevant information regarding the Deposit Agreement and such documents, corporate records, certificates of public officials and other agreements, instruments or opinions (the "Documentation"), that we think are necessary for the purpose of rendering the opinions set forth below. Furthermore, we are relying on the Company's assurance as to the veracity of all signatures and the authenticity of all the Documentation.

Subject to the qualifications set forth below, and on the basis of, and subject to, the foregoing, we are of the opinion that:

     1. The Issued and Outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable.


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Teva Pharmaceutical Industries Limited
September 16, 2008
Page 2

     2. The Newly Issued Shares have been duly and validly authorized, and upon the issuance thereof in accordance with the terms of the Plan, the Newly Issued Shares will be validly issued, fully paid and non-assessable.

     3. The Deposit Agreement has been duly authorized, executed and delivered by the Company.

     4. Under the choice of law or conflict of laws doctrines of Israel, a court, tribunal or other competent authority sitting in Israel has discretion, but should apply to any claim or controversy arising under the Deposit Agreement the law of the State of New York, which is the local law governing the Deposit Agreement designated therein by the parties thereto, provided there are no reasons for declaring such designation void on the grounds of public policy or on the grounds of being contrary to Israeli law.

We do not purport to be an expert on the laws of any jurisdiction other than the State of Israel, and we express no opinion herein as to the effect of any other laws.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Shares, as represented by ADSs, pursuant to the registration requirements of the U.S. Securities Act of 1933, as amended (the "Securities Act"). We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Very truly yours,


/s/ Tulchinsky Stern Marciano Cohen & Co. Law Offices